For the fiscal period ended 12/31/02
File number 811-7064

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   The Target Portfolio Trust ? Small Capitalization Growth Portfolio

1.   Name of Issuer
	Monteplier Re Holdings

2.   Date of Purchase
	10/09/02

3.   Number of Securities Purchased
	7,900 shares

4.   Dollar Amount of Purchase
	$158,000

5.   Price Per Unit
	$20.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Morgan Stanley & Co.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER:

Morgan Stanley & Co. Inc.
Banc of America Securities LLC
Credit Suisse First Boston Corporation
J.P. Morgan Securities Inc.
Dowling & Partners Securities, LLC
Fox-Pitt, Kelton Inc.
Janney Montgomery Scott, LLC